Exhibit 99.1

Commerce Union Bancshares, Inc. Reports Record First Quarter

Reports Record Net Income, Loans and Deposits

BRENTWOOD, Tenn.--(BUSINESS WIRE)--April 29, 2016--Commerce Union Bancshares, Inc. (Nasdaq: CUBN), parent of Reliant Bank, today announced record net income, loans and deposits for its first quarter ended March 31, 2016. First quarter net income attributable to common shareholders rose to a record $2.2 million, or $0.30 per fully diluted share; loans, excluding mortgage loans held for sale, increased to a record $622.7 million and deposits rose to $657.8 million at March 31, 2016.

“Our record results highlight the progress we have made since our merger was completed last year,” stated William R. DeBerry, Chairman and Chief Executive Officer of the Company. “Our net income set a new quarterly record and benefited from growth in our loan portfolio, improved net interest margin and excellent asset quality. Our outlook for 2016 remains very positive based on our strong loan pipeline, the robust economy in our market and improved operating synergies.”

The first quarter’s results for 2016 are for Commerce Union Bancshares, Inc. (Company) and include the combined results of Reliant Bank and Commerce Union Bank following their merger that was effective April 1, 2015. The results for the first quarter of 2015 are prior to the merger date and include the consolidated operations of Reliant Bank only since the transaction was treated as a reverse merger for accounting and financial presentation purposes and do not include the operations of Commerce Union Bancshares, Inc.

First Quarter Revenue Growth

Total interest income rose to a record $8.9 million in the first quarter of 2016, up 2.4% compared with $8.7 million in the fourth quarter of 2015. The increase was driven by growth in earning assets, including loans, investment securities and a higher net interest margin. Net interest margin rose 10 basis points to 4.08% in the first quarter of 2016 compared with 3.98% in the fourth quarter of 2015. Both the fourth quarter of 2015 and the first quarter of 2016 benefited from fair value purchase accounting that totaled approximately $274,000 (net of taxes) per quarter.

“We reported solid growth in interest income since last year due to the growth in our loan portfolio and improved net interest margin,” stated DeVan Ard, President of the Company and CEO of Reliant Bank. “We expect our second quarter’s results to benefit from continued growth of loans and investments. We also expect our second quarter margin to reflect the benefit of purchase accounting in an amount similar to the last two quarters, and for the benefit to taper off in the third and fourth quarters of this year.”

Net interest income was a record $8.1 million in the first quarter of 2016, up 2.3% from the previous record of $7.9 million set in the fourth quarter of 2015. The growth in net interest income benefited from the improved volume and more favorable mix in earning assets and higher yields on earning assets, offset partially by a 1 basis point increase in cost of funds to 0.43% in the first quarter of 2016 compared with 0.42% in the fourth quarter of 2015.

Provision for loan losses was $165,000 for the first quarter of 2016. This level was below the $230,000 provision recorded in the fourth quarter of 2015 and reflected continued strong loan quality and a net recovery position for the first quarter.

Noninterest income rose to $3.8 million in the first quarter of 2016 compared with $3.5 million in the fourth quarter of 2015. The growth in noninterest income was due primarily to an increase in the margins achieved on mortgage loans sold.

“Our first quarter’s results benefited from our continued improvement in loan quality as highlighted by an approximate 11% decline in non-performing assets from the fourth quarter,” continued Ard. “Loans past due 30 days or more, a good indication of potential problems, remained very low at 0.18% of total loans, excluding mortgage loans held for sale. Our loan recoveries exceeded charge offs by over $100,000 in the first quarter and were reflected in our modest provision for loan losses. Our allowance for loan losses remained strong at 1.30% of gross loans at the end of the first quarter, and we remain focused on maintaining the high quality of our assets as we grow our loan portfolio.”

First Quarter Expenses Decline

Noninterest expenses declined 4.5% to $8.6 million in the first quarter of 2016 compared with $9.0 million in the fourth quarter of 2015. The decrease from the fourth quarter highlights the continued integration of the two banks as reflected in lower salary, occupancy, advertising, and audit, legal and consulting expenses. We also experienced cost savings related to the conversion of the Bank’s legacy dual data processing vendors to a single core processor during the fourth quarter of 2015. The conversion is expected to result in lower data processing costs in 2016 compared with 2015.

The Bank’s efficiency ratio, excluding its mortgage subsidiary improved to 58.99% in the first quarter of 2016 from 61.10% in the fourth quarter of 2015 and from 66.21% in the first quarter of 2015. The improved efficiency ratio benefited from growth in net interest income, non-interest income and a reduction of non-interest expenses due to greater leveraging of combined operations.

Income tax expense totaled $568,000 in the first quarter of 2016 and was favorably impacted by a $324,000 credit to income tax expense arising from the early adoption of ASC Topic 718 relating to recognition of excess tax benefits on the exercise of stock options.

First Quarter Balance Sheet Growth

Loans, excluding mortgage loans held for sale, rose to $622.7 million from $616.6 million at December 31, 2015. Average loans rose 2.5% (10% annualized) to $617.6 million in the first quarter compared with the fourth quarter of 2015 and reflected the increase in loan closings late in the fourth quarter. Total loans grew 10.9% since the opening balance sheet on April 1, 2015 following the merger of the two banks. The Bank’s earning assets grew $12.2 million in the first quarter, including $6.1 million in loans and $6.1 million in investment securities. The Bank also added $4.0 million of bank owned life insurance in the first quarter of 2016.

Mortgage loans held for sale declined to $24.7 million at March 31, 2016 compared with $55.1 million at December 31, 2015.

“The decline in our mortgage loans held for sale reflects a seasonal reduction in loans originated coupled with ongoing sales of loans in the secondary market. Further declines in originations, sales, and balances in mortgage loans held for sale are expected in the second quarter as we transition most of our out-of-market offices to another bank, a process that began in late March. We believe the transition will allow us to focus our management’s time and our resources on our core markets in Middle Tennessee. We will not recognize any gain or loss on the transition of the mortgage offices and related personnel that is expected to be completed in the near future,” stated Ard.

The Company’s mortgage subsidiary is operated under a joint venture arrangement. The Company receives 30% of the income from the subsidiary once the noncontrolling member has recovered any previous losses incurred by the venture. The Company does not absorb any losses incurred by the venture. Expenses related to the mortgage subsidiary are included in noninterest expenses and the noncontrolling portion of the income or loss of the mortgage subsidiary is reflected in the “noncontrolling interest in net (income) loss of the subsidiary” on the Consolidated Statements of Operations. For the first quarter of 2016 the mortgage subsidiary generated net income of $321,000 that was allocated 100% to the non-controlling member due to the Subsidiary’s aggregate loss position.

Investment securities grew by $6.1 million to $139.9 million at March 31, 2016 compared with $133.8 million at December 31, 2015.

Deposits rose to a record $657.8 million at March 31, 2016 from $640.0 million at December 31, 2015. The loan to deposit ratio was 94.7% at March 31, 2016 compared with 96.3% at December 31, 2015. Non-interest bearing deposits grew 4.5% (18% annualized) in the first quarter of 2016 due to continued strong new account openings.

“We continued to add non-interest bearing deposits in the first quarter from both new and existing customers. Non-interest bearing deposits grew to 17.7% of total deposits at quarter end and have grown by 25.5% from our April 1, 2015 opening balance sheet. We expect our growth in non-interest bearing deposits to have a positive effect on our net interest margin as rates begin to rise,” concluded Ard.

Stockholders’ equity rose to $102.0 million at the end of the first quarter 2016. Tangible book value per share grew to $11.74 at March 31, 2016.

Strong Capital Position

Reliant Bank’s capital position remained strong at March 31, 2016. During the first quarter, the Company raised $2.8 million of capital through the exercise of Company stock options. The additional capital was pushed-down to the Bank and when combined with the accretion of earnings to capital led to an increase in the Bank’s March 31, 2016 Tier 1 leverage ratio to 10.34% compared with 9.88% at December 31, 2015. The Bank’s capital ratios are expected to be maintained significantly above the ratios of a “well-capitalized” institution.

“Our outlook for 2016 remains very positive based on our strong pipeline for loans, solid economy that supports our markets and plans to open a new office in a fast growing market later this year. We expect continued improvements in our operating efficiency with our new core processor and recent changes in our mortgage operations. We also remain focused on maintaining our asset quality as a key part of building long-term shareholder value,” concluded DeBerry.

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (NASDAQ: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit our website found at www.reliantbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares Inc.’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those related to the combination of Commerce Union Bank and Reliant Bank following the merger. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements and other statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements. The information included in this release is preliminary and based on Company data available at the time of this release.

COMMERCE UNION BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2016 (UNAUDITED) AND DECEMBER 31, 2015
(Dollar amounts in thousands except per share amounts)

ASSETS	March 31, 2016	December 31, 2015

Cash and due from banks	$26,107	$20,289
Federal funds sold	434	281
Total cash and cash equivalents	26,541	20,570
Securities available for sale	139,899	133,825
Loans, net of unearned income	622,733	616,570
Allowance for loan losses	(8,090)	(7,823)
Net loans	614,643	608,747
Mortgage loans held for sale	24,682	55,093
Accrued interest receivable	3,035	3,096
Premises and equipment, net	9,213	9,196
Restricted equity securities, at cost	6,244	6,244
Other real estate, net	1,139	1,149
Cash surrender value of life insurance contracts	24,247	20,077
Deferred tax assets, net	2,274	2,383
Goodwill	11,404	11,404
Core deposit intangibles	1,849	1,938
Other assets	3,375	2,682

TOTAL ASSETS	$868,545	$876,404

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits
Demand	$116,362	$111,309
Interest-bearing demand	90,622	95,397
Savings and money market deposit accounts	199,988	181,316
Time	250,805	251,986
Total deposits	657,777	640,008
Accrued interest payable	139	55
Federal Home Loan Bank advances	104,798	135,759
Dividends payable	-	1,489
Other liabilities	3,809	2,342

TOTAL LIABILITIES	766,523	779,653

STOCKHOLDERS’ EQUITY
Common stock, $1 par value; 10,000,000 shares authorized; 7,560,594 and 7,279,620 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	7,561	7,280
Additional paid-in capital	87,098	84,520
Retained earnings	7,224	4,987
Accumulated other comprehensive income (loss)	139	(36)

TOTAL STOCKHOLDERS’ EQUITY	102,022	96,751

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$868,545	$876,404

COMMERCE UNION BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2016, DECEMBER 31, 2015, AND MARCH 31, 2015
(Dollar amounts in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
INTEREST INCOME
Interest and fees on loans	$8,138	$7,998	$4,036
Interest on investment securities, taxable	236	235	203
Interest on investment securities, nontaxable	438	394	182
Federal funds sold and other	102	81	52

TOTAL INTEREST INCOME	8,914	8,708	4,473

INTEREST EXPENSE
Deposits
Demand	44	54	22
Savings and money market deposit accounts	166	141	65
Time	423	414	224
Federal Home Loan Bank advances and other	199	198	93

TOTAL INTEREST EXPENSE	832	807	404

NET INTEREST INCOME	8,082	7,901	4,069

PROVISION FOR LOAN LOSSES	165	230	-

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,917	7,671	4,069

NONINTEREST INCOME
Service charges on deposit accounts	285	276	147
Gains on mortgage loans sold, net	3,342	3,012	1,777
Loss on securities transactions, net (reclassified from other comprehensive income)	-	(7)	(396)
Other	219	253	106

TOTAL NONINTEREST INCOME	3,846	3,534	1,634

NONINTEREST EXPENSES
Salaries and employee benefits	5,394	5,419	2,839
Occupancy	829	867	700
Data processing	627	686	408
Advertising and public relations	265	352	209
Audit, legal and consulting	281	583	224
Federal deposit insurance	114	107	70
Provision for losses on other real estate	26	-	20
Other operating	1,101	1,033	508

TOTAL NONINTEREST EXPENSES	8,637	9,047	4,978

INCOME BEFORE PROVISION FOR INCOME TAXES	3,126	2,158	725

INCOME TAX EXPENSE	568	627	184

CONSOLIDATED NET INCOME	2,558	1,531	541

NONCONTROLLING INTEREST IN NET (INCOME) LOSS OF SUBSIDIARY	(321)	(3)	71

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$2,237	$1,528	$612

Basic net income attributable to common shareholders, per share	$0.30	$0.21	$0.15
Diluted net income attributable to common shareholders, per share	$0.30	$0.21	$0.15

COMMERCE UNION BANCSHARES, INC.
SEGMENT FINANCIAL INFORMATION
FOR THE THREE MONTHS ENDED MARCH 31, 2016, DECEMBER 31, 2015 AND MARCH 31, 2015
(Dollar amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2016
	Retail Banking	Residential Mortgage Banking	Consolidated
Net interest income	$7,788	$294	$8,082
Provision for loan losses	165	-	165
Noninterest income	502	3,344	3,846
Noninterest expense	5,342	3,295	8,637
Income tax expense	546	22	568
Consolidated net income	2,237	321	2,558
Noncontrolling interest in net income of subsidiary	-	(321)	(321)
Net income attributable to common shareholders	$2,237	$-	$2,237

	Three Months Ended
	December 31, 2015
	Retail Banking	Residential Mortgage Banking	Consolidated
Net interest income	$7,539	$362	$7,901
Provision for loan losses	230	-	230
Noninterest income	522	3,012	3,534
Noninterest expense	5,675	3,372	9,047
Income tax expense (benefit)	628	(1)	627
Consolidated net income	1,528	3	1,531
Noncontrolling interest in net income of subsidiary	-	(3)	(3)
Net income attributable to common shareholders	$1,528	$-	$1,528

	Three Months Ended
	March 31, 2015
	Retail Banking	Residential Mortgage Banking	Consolidated
Net interest income	$3,860	$209	$4,069
Provision for loan losses	-	-	-
Noninterest income	(143)	1,777	1,634
Noninterest expense	2,921	2,057	4,978
Income tax expense	184	-	184
Consolidated net income	612	(71)	541
Noncontrolling interest in net loss of subsidiary	-	71	71
Net income attributable to common shareholders	$612	$-	$612

CONTACT:
DeVan Ard, 615-221-2020
President, Commerce Union Bancshares, Inc.; President and Chief Executive Officer, Reliant Bank
or
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer, Commerce Union Bancshares, Inc.